EXHIBIT 10.61

                         GALENA PARK SERVICES AGREEMENT

THIS AGREEMENT (this "Agreement") is entered into as of , 1996, by and between Chevron Products Company ("CHEVRON PRODUCTS"), a division of Chevron U.S.A. Inc., a Pennsylvania corporation ("CUSA") and Warren Petroleum Company, Limited Partnership, a Delaware limited partnership ("WARREN LP"), (each a "Party" and collectively the "Parties")

WHEREAS, CUSA and NGC Corporation ("NGC") have entered into certain agreements (the "Merger Agreements") pursuant to which CUSA would contribute certain gas gathering, processing, and other midstream assets and related liabilities of CUSA's Warren Petroleum Company division ("Warren") and CUSA's Natural Gas Business Unit to a newly formed corporation into which NGC would then be merged; and

WHEREAS, immediately subsequent to the Merger, the gas gathering, processing, and other midstream assets of Warren will be transferred to WARREN LP; and

WHEREAS, one such asset is the Warrengas Terminal described more specifically on
Exhibit 12 attached hereto and made a part hereof ("Warrengas"); and

WHEREAS, after the merger, Chevron will own and operate the Galena Park Light Products Terminal described more specifically on Exhibit 13 attached hereto and made a part hereof ("Terminal") and WARREN LP will own and operate Warrengas; and

WHEREAS, CHEVRON PRODUCTS wishes WARREN LP to perform certain services detailed on Exhibits 1-11 hereto ("WARREN LP Services"), and WARREN LP wishes CHEVRON PRODUCTS to perform certain services detailed on Exhibit 5 attached hereto ("CHEVRON Services")(WARREN LP Services and CHEVRON Services described on the attached Exhibits shall be referred to individually as a "Service" and collectively as "Services"); and

WHEREAS, WARREN LP and CHEVRON PRODUCTS wish to perform such Services for each other in accordance with the terms of this Agreement; and

WHEREAS, WARREN LP and CHEVRON PRODUCTS intend that the scope and quality of each Service shall remain substantially the same as it was prior to this Agreement; and

WHEREAS, CHEVRON PRODUCTS and WARREN LP desire to work together to develop a relationship with the goal of creating a comprehensive, mutually satisfactory, long-term relationship to fulfill commercial needs previously performed by and among CUSA's Chevron Products Company, Warren Petroleum Company and Natural Gas Business Unit and to operate facilities previously operated by such CUSA business units;

NOW, THEREFORE, for the mutual benefit of the Parties and in consideration of the mutual covenants and agreements hereafter set forth, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.0      SERVICES

         1.1 WARREN LP SERVICES. During the term of this Agreement, WARREN LP shall provide and CHEVRON PRODUCTS shall pay for the Services generally described in Exhibits 1 through 11 attached hereto. Except as expressly stated otherwise, such Services shall be provided in accordance with the terms and conditions hereof and of the Exhibits. WARREN LP shall not provide Services hereunder for operation of any facility other than the Terminal. From time to time, the Parties may mutually agree to the addition, deletion or modification of the Services provided by WARREN LP by amending this Agreement and its Exhibits, which shall be incorporated herein by reference. The WARREN LP Services included on the date of this Agreement are more particularly described in the following Exhibits:

                  1:                Emergency Response Services
                  2:                Dock Services
                  3:                Security Services
                  4:                Communication Services
                  5:                Flare System Services
                  6:                Potable Water Services
                  7:                Natural Gas Services
                  8:                Electric Services
                  9:                Mowing and Weed Control Services
                  10:               Road Repair Services
                  11:               Fencing and Security Lights Services

         1.2 CHEVRON SERVICES. During the term of this Agreement, CHEVRON PRODUCTS shall provide and WARREN LP shall pay for the Services described in Exhibit 5 attached hereto. Except as expressly stated otherwise, such Services shall be provided in accordance with the terms and conditions hereof and of the Exhibits. Services provided by Chevron shall not be made available hereunder for operation of any facility other than Warrengas. From time to time, the Parties may mutually agree to the addition, deletion or modification of Services by amending this Agreement and its Exhibits, which shall be incorporated herein by reference.

         1.3 PERFORMANCE OF SERVICES. The Party providing a Service ("Providing Party") to the other Party ("Receiving Party) shall provide such Service in accordance with the requirements set forth in this Agreement and in the applicable Exhibit. Except as otherwise set forth herein or in an Exhibit, Providing Party shall at all times have sole authority to manage, direct and control the performance of any Service and the resources used to provide it; provided, however, that such Service must meet the warranties set forth herein.

         1.4 ACCESS. Each Party shall obey all rules established by the other Party while on the other Party's premises, shall comply with all reasonable conditions imposed by or requests made by the other Party, and shall remove any personnel or equipment used to provide Services from the other Party's premises upon the other Party's reasonable request. Each Party shall permit the other Party's employees reasonable access to its property for the purpose of providing all Services required under this Agreement.

         1.5 MAINTENANCE OF FACILITIES. Each Party shall, insofar as is commercially reasonable and practicable, operate and maintain the Terminal or Warrengas systems, as the case may be, in a manner that will avoid or minimize the likelihood of a disturbance originating from its system which might cause impairment of the Services. The Providing Party shall maintain all fixtures and equipment in all facilities used to provide and deliver Services in accordance with the standards observed by such Providing Party in its maintenance of similar other United States facilities it owns or operates.

         1.6 COMPLIANCE WITH LAW. The Providing Party shall at all times comply with all laws, ordinances, rules and regulations related to the Services. Except as expressly provided in this Agreement, the Providing Party shall give all required notices, shall procure and maintain all necessary governmental permits, licenses and inspections necessary for its performance of this Agreement, and shall pay all charges and fees in connection therewith.

         1.7 NOTIFICATION OF CERTAIN MATTERS. During the term of this Agreement, CHEVRON PRODUCTS and WARREN LP shall promptly notify each other of any matter or the occurrence of any event which could reasonably be expected to have the potential to effect materially the Services provided hereunder.

         1.8 REPRESENTATIVES. CHEVRON PRODUCTS and WARREN LP shall each appoint a representative (its "Authorized Representative") who shall act as a liaison to manage all aspects of its performance of this Agreement, including, without limitation, operational, environmental, safety, maintenance, technical and scheduling issues. The Authorized Representatives shall have no power to amend this Agreement either in writing or by informal agreement except as provided in Section 17.0 of this Agreement. The Authorized Representatives shall meet on an "ad hoc" basis and may delegate any specific duty or authority under this Agreement. Any subsequent change of the Authorized Representative shall be effective only upon written notice.

         1.9 METERING UPGRADES. WARREN LP shall be responsible for upgrading or installing replacement meters required to measure the Services, and CHEVRON PRODUCTS shall reimburse WARREN LP's capital and maintenance costs associated with any such upgrade or installation. WARREN LP shall receive written approval from CHEVRON PRODUCTS in advance of any material upgrade or replacement of meters to the extent WARREN LP will demand reimbursement from CHEVRON PRODUCTS.

2.0      ADJUSTMENTS

         2.1 FEES. The Parties have agreed to use fixed fees equal to the Parties' best estimate of operating expenses actually incurred with respect to the Services provided under Exhibits 1, 3, 9, and 11 of this Agreement, and may agree to use such fixed fees with respect to services added to this Agreement in the future. On January 1 of each year of this Agreement, commencing on January 1, 1997, any such fixed fees shall be adjusted using the Consumer Price Index for all Urban Consumers - Houston Area, published bimonthly on even numbered months by the U.S. Department of Labor, Bureau of Labor Statistics, as compared to the base index of 140.9 on January 1, 1996. If such indices are no longer published or are changed substantially in their method of measurement, then there shall be substituted by mutual agreement of the parties another index that as closely as practicable reflects the changes that such tables currently measure. The adjusted fees shall go into effect the first day of the month following the first month of publication for the year and shall remain in effect until the first day of the month following the first month of publication for the following year.

         2.2 OPERATING ADJUSTMENTS. Other than with respect to adjustments in fees, which are discussed elsewhere in the Agreement, each Party agrees to modify the Exhibits hereto when and to the extent that the other Party significantly changes its Galena Park operations; provided, however, that such modification does not have a net negative economic or operational impact upon the other Party. In the event of any such plant operation changes, the Receiving Party shall be notified as soon as reasonably possible, the Providing Party shall, subject to the other provisions of this Agreement, use commercially reasonable efforts to accommodate the Receiving Party; and the parties shall cooperate to effectuate the intent of this Section.

         2.3 SHUT-DOWNS. Except in the case of shutdowns effected solely for economic reasons, neither Party shall be obligated to deliver or receive Services during scheduled or unscheduled maintenance shutdowns of any facility to which production or use of such Services relates. During shutdowns effected solely for economic reasons, each Party shall continue to fulfill its obligations to the extent of the Services requirements needed by the other Party to continue its normal operations without negative economic or operations impact, subject to the termination rights of each Party under Section 4 below.

         2.4 HARDSHIPS. In the event conditions change so that this Agreement causes an economic or operational hardship to either Party, such Party may request a redetermination of any provision hereunder by giving written notice to the other Party. The Parties shall then meet within thirty (30) days to try in good faith to determine a revised provision based upon principles of fairness and equity; provided, however, that neither Party shall be obligated to change the then existing provision unless agreed to in writing.

3.0      WARRANTIES.

         3.1 GENERAL WARRANTY. The Providing Party warrants that the Services shall meet the respective requirements set forth in this Agreement and its Exhibits in all material respects and shall meet the practices the Providing Party generally uses to provide similar services at other United States facilities that it owns and operates. THE PROVIDING PARTY DOES NOT MAKE, AND EXPRESSLY DISCLAIMS, AND THE RECEIVING PARTY EXPRESSLY WAIVES, ANY OTHER WARRANTIES WHATSOEVER (EXCEPT THOSE WARRANTIES SET FORTH IN THE EXHIBITS), INCLUDING (WITHOUT LIMITATION) ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, REGARDLESS WHETHER ORAL OR WRITTEN, EXPRESSED OR IMPLIED, OR ALLEGEDLY ARISING FROM ANY USAGE OF ANY TRADE OR ANY COURSE OF DEALING.

         3.2 THIRD-PARTY SUPPLIERS. The Providing Party hereby assigns any assignable warranties made by third-party suppliers for the Services supplied by it under this Agreement. The Providing Party shall cooperate with the Receiving Party in claims made by the Receiving Party against any third-party supplier, regardless of the warranty rights of any Party. The Receiving Party hereby releases the Providing Party from claims arising from a breach of such third-party warranties.

         3.3 DUTY TO WARN OF PRODUCT HAZARDS. Both Parties acknowledge that they are familiar with, and shall take all steps necessary to inform, warn and familiarize their employees, agents, customers and contractors who may be affected by the provision or receipt of Services of all hazards and proper safety procedures pertaining thereto. Each Party agrees to provide the other Party with hazardous communication information, including MSDS sheets, on an ongoing basis.

         3.4 LIMITATION OF WARRANTY LIABILITY. In no event shall either WARREN LP or CHEVRON PRODUCTS be liable to the other for any incidental, consequential or punitive damages arising out of any breach of the foregoing warranties, even if it has been advised of the possibility of such damages, except to the extent such damages are caused by its willful misconduct.

4.0      TERMINATION

         4.1 GENERALLY. This Agreement shall terminate upon termination of all of its Exhibits. Each Exhibit other than Exhibit 2 - Dock Services shall continue until terminated as follows:


                  (a)      by mutual agreement;

                  (b) by either Party upon eighteen (18) months' written notice if such Party intends to abandon or permanently cease all operations of the Terminal or Warrengas, as the case may be, or any material part thereof related to such Exhibit or the Services provided pursuant thereto;

                  (c)      upon thirty days' written notice by the Receiving
                           Party; or

                  (d) upon eighteen (18) months' written notice by the Providing Party.

                  Exhibit 2 - Dock Services shall be terminated only by mutual agreement or upon thirty days' written notice by CHEVRON PRODUCTS.

         4.2 SAFETY SUSPENSION. Each Party (a "Suspending Party") reserves the right to suspend its obligations under this Agreement, without prejudice to any other power, right or remedy it may have if the Receiving Party conducts its operations hereunder in a manner which the Suspending Party reasonably believes jeopardizes the safety of its property or personnel, provided that the suspension shall be limited to a period of time reasonably necessary for the protection of the property and personnel of the Suspending Party.

5.0      PAYMENT.

Invoices shall be sent on or before the 16th day of each month for Services supplied during the prior month. The payment due date for invoices submitted under this Agreement shall be thirty (30) days after issuance of the invoice. If a legitimate dispute exists with respect to any payment claimed due, the claimed payment shall be paid within the time frame set forth above pending resolution of such dispute in accordance with Section 16, and upon such resolution any disallowed portion of any such payment shall be refunded without interest.

6.0      INDEMNITY.

         6.1 PERSONAL INJURY OR DEATH. EACH PARTY (THE "INDEMNIFYING PARTY") SHALL DEFEND, INDEMNIFY, AND HOLD HARMLESS THE OTHER PARTY AND ITS AFFILIATES, AND THEIR OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS, FROM AND AGAINST ANY CLAIM, LIABILITY, LOSS, DAMAGE, OR EXPENSE (INCLUDING ATTORNEYS' FEES) ARISING OUT OF THE FOLLOWING:

                  (A) ANY PERSONAL INJURY OR DEATH CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFYING PARTY, ITS AFFILIATES OR THEIR EMPLOYEES OR AGENTS;

                  (B) EXCEPT TO THE EXTENT TO WHICH PARAGRAPH (A) APPLIES TO ANY MATTER, ANY PERSONAL INJURY OR DEATH TO AN EMPLOYEE OF THE INDEMNIFYING PARTY OR ITS CONTRACTORS, SUBCONTRACTORS OR VENDORS;

                  (C) EXCEPT TO THE EXTENT WHICH PARAGRAPH (A) OR (B) APPLIES TO ANY MATTER, ANY PERSONAL INJURY OR DEATH TO ANY PERSON WHILE PHYSICALLY PRESENT ON THE PREMISES OF THE INDEMNIFYING PARTY;

                  THE FOREGOING INDEMNITY SHALL APPLY WHETHER OR NOT AN INDEMNIFIED PARTY WAS OR IS ALLEGED TO BE ACTIVELY, PASSIVELY, SOLELY OR CONCURRENTLY NEGLIGENT, AND WHETHER OR NOT LIABILITY WITHOUT FAULT IS SOUGHT TO BE IMPOSED ON ANY PARTY.

         6.2 PROPERTY DAMAGE OR LOSS. THE INDEMNIFYING PARTY SHALL BE RESPONSIBLE FOR, AND SHALL DEFEND, INDEMNIFY, AND HOLD HARMLESS THE OTHER PARTY AND ITS AFFILIATES, AND THEIR OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS, FROM AND AGAINST ANY CLAIM, LIABILITY, LOSS, DAMAGE, OR EXPENSE (INCLUDING ATTORNEY'S FEES) ARISING OUT OF ANY PROPERTY DAMAGE CAUSED BY THE ACTION OF THE INDEMNIFYING PARTY, ITS AFFILIATES OR THEIR EMPLOYEES OR AGENTS.

         6.3 WARRANTY INDEMNITY. THE PROVIDING PARTY SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS THE OTHER PARTY, ITS AFFILIATES AND SUBSIDIARIES, AND THE OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS OF ANY OF THEM (EACH AN "INDEMNITEE") FROM AND AGAINST ANY AND ALL LOSS, DAMAGE, INJURY, LIABILITY AND CLAIMS THEREOF FOR INJURY TO OR DEATH OF ANY PERSON RESULTING FROM SUCH PARTY'S PERFORMANCE OF OR FAILURE TO PERFORM SUCH SERVICES IN VIOLATION OF THE WARRANTIES CONTAINED HEREIN. SUCH INDEMNITY SHALL APPLY WHETHER OR NOT AN INDEMNITEE WAS OR IS CLAIMED TO BE PASSIVELY, CONCURRENTLY OR ACTIVELY NEGLIGENT, AND REGARDLESS OF WHETHER LIABILITY WITHOUT FAULT IS IMPOSED OR SOUGHT TO BE IMPOSED ON ONE OR MORE OF THE INDEMNITEES. THIS INDEMNITY SHALL NOT APPLY TO THE EXTENT THAT IT IS VOID OR OTHERWISE UNENFORCEABLE UNDER APPLICABLE LAW IN EFFECT ON OR VALIDLY RETROACTIVE TO THE DATE OF THIS AGREEMENT, AND SHALL NOT APPLY WHERE SUCH LOSS, DAMAGE, INJURY, LIABILITY OR CLAIM IS THE RESULT OF THE SOLE NEGLIGENCE OR WILLFUL MISCONDUCT OF AN INDEMNITEE.

7.0      IMPROVEMENTS.

         7.1 REGULATORY OR OPERATING IMPROVEMENTS. Both Parties recognize that in order to meet future regulatory or operational requirements, capital or maintenance improvements to the systems used to provide Services hereunder may be necessary. Such improvements could require future research and development costs and capital expenditures. In the event that regulatory or operational requirements require capital or maintenance improvements to the systems in order to provide Services hereunder, then the Parties shall negotiate in good faith to develop an agreement to allocate, if appropriate, such costs between the Parties on a fair and equitable basis; provided, however, that the Party receiving Services shall be entitled to elect not to receive such Services in its sole discretion rather than to contribute to such capital or maintenance improvements.

         7.2 DISCRETIONARY IMPROVEMENTS. Both Parties further recognize that either Party may desire similar improvements for other reasons such as its anticipated needs. The other Party agrees to consider any such proposal, but is under no legal or equitable obligation with respect thereto.

8.0      REGULATION.

         It is not the intent of the Parties to enter into an Agreement that will subject a Providing Party to regulation under state or federal law as a public utility (i.e., obligated by law to provide services or products to any third party other than Receiving Party and its Affiliates). In the event that either (i) there is any modification (or change in government interpretation) of any applicable law or regulation, or (ii) any notice or proceeding is sent or commenced by any government authority such that this Agreement or any Exhibit to this Agreement subjects or is alleged by such authority to subject Providing Party to public utility regulation, then WARREN LP and CHEVRON PRODUCTS shall restructure the provision of Services under the applicable Exhibit, through negotiations conducted in good faith, in a manner that will not subject Providing Party to such regulation. Pending such restructuring, nothing in this Agreement shall require Providing Party to become subject to such public utility regulation, and Providing Party may suspend provision of the affected Services if and to the extent necessary to not be subject to such regulation. In the event that Providing Party is subjected to fines or costs or otherwise incurs costs as a result of Providing Party's being subject to such regulation, Providing Party shall promptly notify Receiving Party thereof after Providing Party has received notice of any prospective or actual fine and prior to paying any fine or cost and provide Receiving Party an opportunity to verify the requirement for the applicable amount. One-half of the amount of all such fines or costs incurred by Providing Party shall be promptly reimbursed to Providing Party by Receiving Party.

9.0.     CONFIDENTIALITY

         During the performance of this Agreement, each Party ("Recipient") may gain access or possession of information belonging to the other Party ("Owner") that is confidential (a "Disclosure"). Recipient shall use such information only for the purpose disclosed and shall use its commercially reasonable efforts to avoid other use or disclosure of such information unless required by law or governmental agency (in which case Recipient shall provide Owner with as much advance notice as possible of the legal or governmental requirement for disclosure, and thereafter reasonably cooperate with Owner's attempts to avoid or minimize the required disclosure or to maintain the confidential nature of the information; provided, however, that all costs associated with such efforts shall be borne by Owner) or consented to by Owner, which consent shall not be unreasonably withheld. Confidential information shall include business, technical, personnel and other information designated as confidential, but shall not include information that is or becomes publicly known without fault of the Recipient, was known to Recipient and recorded in a writing prior to Disclosure, was independently developed by the Recipient, or was received by Recipient prior to its Disclosure. All confidential information shall be returned to its Owner upon request.

10.0     TAXES.

         Any sales, use, transfer or similar taxes, now or hereafter imposed, levied or assessed by any governmental authority directly upon the provision of the Services shall, if collectible or payable by the Providing Party, be paid by the Receiving Party on demand by the Providing Party. If the Receiving Party claims exemption from any of the aforesaid taxes, then it shall furnish the Providing Party with a properly completed exemption certificate. On items which are to be resold, the Receiving Party shall furnish the Providing Party with a properly executed resale certificate. If the Receiving Party holds a Texas direct payment permit, it shall issue to the Providing Party a properly completed direct payment exemption certificate and thereafter hold harmless and indemnify the Providing Party for any sales or use taxes assessed against the Providing Party by any taxing authority in respect to any taxable sales, including the amounts of any penalties, interest and reasonable attorneys' fees. Notwithstanding the foregoing, this Section shall not apply to income, franchise or similar taxes levied on or measured by a Party's net income.

11.0     FORCE MAJEURE.

         11.1 Neither Party shall be in breach of its obligations hereunder (except for the obligation to pay money due or alleged to be due hereunder) to the extent that performance is prevented or delayed as a result of any cause beyond its reasonable control, including, without limitation: (i) labor disturbances, whether or not involving the employees of the Party concerned or otherwise, and whether or not the disturbance could be settled by acceding to the demands of a labor group; (ii) compliance with a request or order of a person acting or purporting to act on behalf of any government or government department or agency (including but not limited to EPA or OSHA); (iii) shortage in raw material, transportation, power, or manufacturing capacity, or (iv) unscheduled downtime due to unexpected events, such as equipment failure; provided, however, that the suspension of performance shall be of no greater scope and of no longer duration than is required, that the non-performing Party shall give the other Party notice of the particulars of the contingency as soon as possible, confirmed in writing within five (5) business days of its occurrence, and that the non-performing Party shall use commercially reasonable efforts to reduce the scope and duration of the contingency or to mitigate its effects.

         11.2 Whenever performance is so affected by such a contingency, performance shall be reduced in a manner which fairly apportions the consequences of the contingency among all customers (including affiliates). Providing Party shall not be required to make purchases from third parties in order to comply with this Section, but may do so in its sole discretion.

         11.3 Performance will be excused as provided above even though the occurrence of the contingency in question may have been foreseen or foreseeable at the time of contracting or subsequently become foreseeable, except to the extent that, having foreseen the occurrence of the contingency, a Party fails to take action to avoid or minimize the scope or effect of the event.

         11.4 Performance suspended by the provisions of this Section need not be made up later.

         11.5 The provision of this Section shall apply to any casualty loss or other accidental destruction to its facilities. Neither Party shall be obligated to rebuild following casualty loss or other accidental destruction to its facilities.

12.0     NOTICES.

         Any notice required or permitted hereunder shall be deemed to be given if delivered personally; five days after depositing the notice in certified mail, postage prepaid; or telecopied with receipt acknowledged and with a confirming copy sent by a nationally recognized overnight commercial courier to the following addresses:

                  The address for CHEVRON PRODUCTS shall be:

                  12523 American Petroleum Road
                  P.O. Box 505
                  Galena Park, TX  77547
                  (713) 453-6618 (facsimile number)
                  Attn: Terminal Manager


                  The address for WARREN LP shall be:

                  [WARREN LP]
                  _________________________
                  _________________________
                  _________________________
                  _________________________(facsimile number)
                  Attn:

Either Party may change its notice address by notifying the other in writing of such change, which shall be effective fifteen (15) days after the giving of such notice.

13.0  CONFLICT OF INTEREST.

         Neither Party shall give any director, employee or representative of the other Party any commission, fee, rebate, gift or entertainment of significant cost or value in connection with this Agreement, or enter into any other business arrangement with any director, employee or representative of the other, without prior written notification to the other Party. Any representative(s) authorized by either Party may cause an audit of any and all records of the other Party as necessary and proper to verify that there has been compliance with this Section.

14.0   RIGHT TO AUDIT.

         Each Receiving Party may from time to time, but not more often than annually, make an audit of all records of the other and its subcontractors and vendors, to the extent the Providing Party has such right and can assign or transfer it, in connection with all costs upon which prices under this Agreement are based. Such audit may also cover the Party's procedures and controls with respect to such costs. Upon completion of this audit, any compensation due hereunder as shown by the audit shall be paid, except that the Providing Party may contest the audit findings by providing written notice to the Receiving Party. In such case, the dispute shall be resolved in accordance with Section
         16.0 of this Agreement. Any amount by which the total payment exceeds the amount due as shown by the audit shall be returned. Any amount not audited within two years from the date payment was made shall be deemed correct and accepted and shall not be subject to further audit or refund obligations.

15.0    ASSIGNMENT.

         Neither Party shall voluntarily assign its rights nor delegate its duties under this Agreement, nor any part of such rights or duties, whether directly or indirectly, without the prior written consent of the other Party except as follows:

         (a) either Party shall have the right to assign its rights under this Agreement to an Affiliate without the consent of the other Party.

         (b) CHEVRON PRODUCTS' rights and obligations under this Agreement shall automatically and without further act be assigned to and assumed by any subsequent purchaser of the Terminal without the consent of WARREN LP.

         (c) WARREN LP's rights and obligations under this Agreement shall automatically and without further act be assigned to and assumed by any subsequent purchaser of Warrengas without the consent of CHEVRON PRODUCTS.

         An assignment of rights and delegation of obligations hereunder shall become effective upon delivery to the other Party of a properly executed assignment and assumption agreement evidencing the assignment and delegation.

16.0     DISPUTES.

         In the event a dispute arises with respect to this Agreement, the parties shall endeavor in good faith to resolve the dispute. Such endeavors shall include referral of the dispute to the Authorized Representatives and, if not resolved there, to an appropriate vice president of each Party. In addition, each Party agrees to consider the use of mediation, arbitration and other alternative dispute resolution methods. Any dispute or claim arising out of or relating to this Agreement (including without limitation claims for breach or violation of this Agreement) which has not otherwise been resolved shall be referred to and finally resolved by binding arbitration in Houston, Texas. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association and by a single arbitrator. No arbitration award shall provide for the award of punitive damages. Any arbitration award shall be subject to the limitations of liability set forth in this Agreement. Judgment on any arbitration award may be entered in any court of appropriate jurisdiction.

17.0     INTEGRATION, AMENDMENTS AND WAIVER.

         This Agreement integrates the entire understanding between the parties with respect to the subject matter covered. It supersedes all prior and contemporaneous understandings, drafts, discussions or statements, whether oral or in writing, expressed or implied, dealing with the same subject matter. It may not be amended or modified in any manner including, without limitation, a course of performance or course of dealing between the Parties, except by a written agreement signed by both Parties which expressly amends this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver unless expressly provided.

18.0    INDEPENDENT RELATIONSHIP.

         Nothing contained in this Agreement shall be construed to create an association, trust, partnership or joint venture or impose a trust or partnership duty, obligation or liability on or with regard to either Party.

19.0     GOVERNING LAW.

         Any questions concerning the interpretation and enforcement of this Agreement shall be governed by the laws of the State of Texas, without regard for provisions concerning choice of law.

20.0     UNEFORCEABILITY.

         If any section or provision of this Agreement or any exhibit shall be determined to be invalid by applicable law, then for such period of time that same is invalid, it shall be deemed to be deleted from this Agreement and rewritten as a valid and enforceable provision that comes as close as possible to the meaning of the invalid or unenforceable provision. The remaining portions of this Agreement shall remain in full force and effect.

21.0     THIRD-PARTY BENEFICIARIES.

         There are no intended third party beneficiaries to the Agreement and nothing in this Agreement shall entitle any person other than CHEVRON PRODUCTS or WARREN LP and their respective successors and assigns permitted hereby to any claim, cause of action, remedy or right of any kind.

WARREN LP                            CHEVRON PRODUCTS COMPANY, A DIVISION OF
                                     CHEVRON U.S.A. INC.

By:                                  By:

Title:                               Title:____________________________

                                    EXHIBIT 1
                           EMERGENCY RESPONSE SERVICES

1.0      DEFINITIONS.

         1.1 "Emergency Response Equipment" shall mean the Fire Water System, qualified emergency response personnel, encapsulated suits, hazardous release equipment, oil spill containment booms and deployment equipment, extinguishers, hose carts, SCBA equipment, and other equipment necessary or desirable to respond to emergencies occurring at the Terminal.

         1.2 "Fire Water" shall mean the raw water that has been pumped by equipment maintained and operated by WARREN LP from the Houston Ship Channel into the Fire Water System to a nominal pressure of 150 psig.

         1.3 "Fire Water System" means an underground piping and distribution system, hydrants, fire monitors, tank deluge system, water cannons, the supervisory and control systems, the six Fire Water pumps, and related equipment for the purpose of delivering Fire Water throughout the Terminal.

         1.4 "Hydrocarbon Leak Detection System" means a system maintained by WARREN LP to detect the release of hydrocarbon in the CHEVRON PRODUCTS tank field, including the central operations computer and applicable software.

         1.5 "Joint Emergency Response Plan" shall mean the plan prepared by CHEVRON PRODUCTS and WARREN LP and approved by the United States Coast Guard and the Texas General Land Office, for the purpose of defining and describing incident response operations associated with spills of CHEVRON PRODUCTS product which could enter the water at Warrengas or the Terminal.

2.0      SCOPE OF SERVICES. WARREN LP shall:

         (a) provide all Services reasonably necessary to respond to emergencies at the Terminal as required under the Joint Emergency Response Plan;

         (b) maintain and operate the Emergency Response Equipment in accordance with the warranty set forth in the body of this Agreement;

         (c) supply CHEVRON PRODUCTS with Fire Water through the Fire Water System for fire control and other purposes;

         (d) maintain those portions of the Fire Water System not on the Terminal Property and conduct weekly performance tests of the entire Fire Water System;

         (e) inspect, maintain, test, repair and continuously monitor the Hydrocarbon Leak Detection System;

         (f) maintain all Emergency Response Equipment in accordance with the manufacturer's service schedule and repair it in accordance with recommended practices; and

         (g) maintain membership in CCA and CIMA organizations to secure and provide assistance during emergency response incidents involving the Terminal.

3.0      EMERGENCY RESPONSE ORGANIZATION.

         WARREN LP shall provide, or cause to be provided, an organization of qualified emergency response personnel. CHEVRON PRODUCTS shall have representatives on the response organization. The response organization shall:

         (a) provide or cause to be provided all Services reasonably necessary to respond to emergencies at the Terminal as required under the Joint Emergency Response Plan;

         (b) respond to alarms and other emergency calls in accordance with the procedures set forth in the Joint Emergency Response Plan;

         (c) respond to medical emergencies, hazardous releases and rescue situations as detailed in the Joint Emergency Response Plan;

         (d) conduct regularly scheduled emergency drills; and

         (e) maintain membership in the CCA and CIMA organizations and regularly participate in incident preparation drills/planning exercises.

         CHEVRON PRODUCTS shall participate in all emergency response drills related to the Terminal. CHEVRON PRODUCTS' participation in any other emergency response drill or organization shall be voluntary. Emergency response personnel shall be allowed entry into both facilities.

4.0      FEES.

         CHEVRON PRODUCTS shall pay WARREN LP the total sum of $17,700 a year for the provision of Emergency Response Services, subject to Sections
         7.1 and 7.2 of this Agreement relating to improvement. $2,700.00 of this amount represents CHEVRON PRODUCTS' portion of membership dues in CCA and CIMA. CHEVRON PRODUCTS will continue to bear twenty percent of the cost of membership in such organizations. Therefore, this portion of the fee shall increase in conjunction with the increase of membership dues in such organizations rather than in accordance with the procedures contained in Section 2.1 of this Agreement. In the event WARREN LP responds to an actual emergency for CHEVRON PRODUCTS, all direct costs incurred by WARREN LP for equipment, supplies, and contract labor related to such response shall be paid by CHEVRON PRODUCTS. Any direct costs incurred by WARREN LP to repair the Hydrocarbon Leak Detection System on the Terminal property shall be borne by CHEVRON PRODUCTS.

5.0      ADDITIONAL TERMS AND CONDITIONS.

         Each Party (the "Releasing Party") hereby releases the other Party from any liability whatsoever, arising in connection with the other Party's performance of emergency response services hereunder in response to alarms and other emergency calls to premises or facilities operating primarily for the benefit of the Releasing Party; provided, however, such release shall not apply to the willful misconduct of the other Party.

                                    EXHIBIT 2
                                  DOCK SERVICES


1.0      SCOPE OF SERVICES.

         WARREN LP shall operate, maintain and provide qualified personnel for the dock facilities at Galena Park and coordinate the scheduling at docks 2 and 3 for all CHEVRON PRODUCTS' offloading requirements, including but not limited to performing the following:

         (a) The dock facilities shall remain open for the offloading of barges at all times at CHEVRON PRODUCTS' request, upon CHEVRON PRODUCTS' adherence to the Scheduling Procedure contained in Section 2.0 of this Exhibit.

         (b) WARREN LP shall maintain a spill prevention control and containment plan and shall coordinate with CHEVRON PRODUCTS with respect to the implementation of the Joint Emergency Response Plan.

         (c) WARREN LP shall coordinate vessel activities of docks 2 and 3 to include coordinating the arrival of barges, arranging berthing, receiving barges for discharge, connecting unloading systems, furnishing qualified dock personnel, participating in pre-transfer conferences, monitoring dock facilities during discharge, and releasing barges.

         (d) CHEVRON PRODUCTS shall be responsible for hiring independent inspectors. WARREN LP shall notify Chevron and Chevron's inspectors of barge arrival.

         (e) WARREN LP shall maintain the #2 and #3 dock facilities in a condition suitable to meet CHEVRON PRODUCTS' shipping requirements for the performance of this Agreement.

         (f) WARREN LP shall maintain two CHEVRON PRODUCTS-owned active product transfer pipelines connecting docks two and three to the Terminal for Avgas and Motor fuels, and associated valving. WARREN LP shall obtain written approval from CHEVRON PRODUCTS prior to performing repairs to such pipelines for which CHEVRON PRODUCTS will be billed. WARREN LP shall notify CHEVRON PRODUCTS before testing or performing maintenance on such pipelines. WARREN LP shall perform annual USCG hydrotesting and VOC monitoring. WARREN LP shall maintain applicable documentation and provide copies to CHEVRON PRODUCTS upon request.

         WARREN LP shall have no obligation to provide CHEVRON PRODUCTS with barges under this Agreement. All CHEVRON PRODUCTS barges offloaded at the docks shall be in compliance with all applicable rules and regulations.

2.0      SCHEDULING PROCEDURE.

         CHEVRON PRODUCTS' Logistics and Trading Group ("L and T Group") will provide notice to the Logistics Specialist at Warrengas as far in advance as possible, but not less than 48 hours, of a forty-eight (48) hour window for the arrival of each CHEVRON PRODUCTS barge at the WARREN LP docks (the "Preliminary Arrival Window"). No longer than four hours after receipt of CHEVRON PRODUCTS' Preliminary Arrival Window nomination, WARREN LP shall advise CHEVRON PRODUCTS of the availability of dock space in the Preliminary Arrival Window requested by CHEVRON PRODUCTS. If dock space is unavailable in the Preliminary Arrival Window, WARREN LP shall notify CHEVRON PRODUCTS of the first available arrival time. However, it is the intent of the Parties that all possible actions should be taken to minimize CHEVRON PRODUCTS demurrage assuming CHEVRON PRODUCTS has provided WARREN LP with the requisite forty-eight (48) hour advance notice. CHEVRON PRODUCTS shall continue to update WARREN LP regarding the progress of the CHEVRON PRODUCTS vessel and any information indicating that the vessel will arrive outside of the Preliminary Arrival Window as soon as CHEVRON PRODUCTS obtains such information. Within twenty-four hours prior to the beginning of the Preliminary Arrival Window, CHEVRON PRODUCTS' L and T Group shall coordinate with WARREN LP to establish a Final Arrival Time.

3.0 DEMURRAGE. Each Party shall coordinate with the other Party to minimize demurrage to the extent possible. WARREN LP will make all reasonable efforts to accommodate arriving Chevron vessels within the Preliminary Arrival Window requested by Chevron. Once a Final Arrival Time has been mutually established, demurrage to Chevron resulting from unavailability of dock space at the Final Arrival Time or within four hours thereafter shall be for WARREN LP's account. Demurrage charges on the CHEVRON PRODUCTS vessel resulting from the delayed arrival of a CHEVRON PRODUCTS vessel by more than four hours shall be for CHEVRON PRODUCTS' account. WARREN LP shall make reasonable efforts to minimize demurrage charges for CHEVRON PRODUCTS barges arriving outside of the Final Arrival Time window, but shall not have any demurrage exposure to CHEVRON PRODUCTS in such instances. WARREN LP shall not be responsible to CHEVRON PRODUCTS for demurrage due to delays related to operations problems with respect to product pumping or shore tankage and receipt of product.

4.0 FEES. CHEVRON PRODUCTS shall compensate WARREN LP One-half cent per gallon of product unloaded for performing the Dock Services based on the shore tank receiving gauge. CHEVRON PRODUCTS shall reimburse WARREN LP for direct costs incurred by WARREN LP for the repair and maintenance of CHEVRON PRODUCTS' dock product transfer pipelines.

                                    EXHIBIT 3
                                SECURITY SERVICES

1.0 SCOPE OF SERVICES. WARREN LP shall provide security services to protect Terminal personnel and property. This shall include after-hours monitoring of the facility by WARREN LP personnel, access screening per CHEVRON PRODUCTS instruction, monitoring and controlling the traffic flow into and out of the Terminal, notifying CHEVRON PRODUCTS of any emergencies and providing support in such situations, serving as a staging area for emergency response equipment, and closely controlling access to the Terminal.

2.0      FEES.

         CHEVRON PRODUCTS shall compensate WARREN LP a total of $20,000 a year for the provision of Security Services.

                                    EXHIBIT 4
                             COMMUNICATIONS SERVICES

1.0      DEFINITION.

         "Radio System" shall mean the radio antenna, computers, repeater stations, mobile units, and base stations (but not including handsets) used by WARREN LP and CHEVRON PRODUCTS for communication within and between the Terminal and Warrengas and used in connection with the WARREN LP 800 Mhz FCC license.

2.0      SCOPE OF SERVICES.

         WARREN LP shall maintain and operate the Radio System and the applicable FCC license, and shall provide service to CHEVRON PRODUCTS. CHEVRON PRODUCTS shall procure the radios. CHEVRON PRODUCTS currently uses 9 radios. WARREN LP shall allow CHEVRON PRODUCTS to increase its number of radios if the Radio System can accommodate the increase. CHEVRON PRODUCTS' use of WARREN LP's Radio System shall be limited to the business purposes of CHEVRON PRODUCTS and its Affiliates.

                                    EXHIBIT 5
                              FLARE SYSTEM SERVICES


1.0      DEFINITIONS.

         1.1 "High Pressure Flare System" shall mean the Warrengas flare (North) and associated system including the knockout tank.

         1.2 "Low Pressure Flare System" shall mean the Terminal flare (South) and associated system including the knockout tank and the flare manifold for tanks W-17 through W-21.


2.0 SCOPE OF SERVICES. CHEVRON PRODUCTS shall operate and maintain for the benefit of both parties the Low Pressure Flare System.


         WARREN LP shall operate and maintain for the benefit of both parties the High Pressure Flare System.

         WARREN LP shall provide electricity and natural gas to both the High Pressure Flare System and the Low Pressure Flare System free of charge.


3.0 OPERATING RULES. The parties shall adhere to the Operating Procedure entitled "Switching to Chevron Flare System." Neither Party shall perform work on either system without the approval of the other Party. The Party operating each respective system shall obtain and maintain any and all permits required by any governmental authority relating to such system. Liability for repair and replacement of the Flare Systems shall be governed by Sections 3.0 and 6.0 of this Agreement.

                                    EXHIBIT 6
                             POTABLE WATER SERVICES

1.0 DEFINITIONS. The terms used in this exhibit shall have the following meanings:


         1.1 "Potable Water" shall mean drinking water purchased from the City of Houston and supplied to CHEVRON PRODUCTS at a minimum of 40 PSIG.

         1.2 "PSIG" shall mean pounds per square inch gauge.

         1.3 "Potable Water Facility" shall mean facilities used to deliver Potable Water to CHEVRON PRODUCTS from the City of Houston water main.

2.0      SCOPE OF SERVICES.

         2.1 WARREN LP agrees to supply the Terminal's requirements of Potable Water for the term of this agreement.

         2.2 WARREN LP shall be responsible for the operation and maintenance of the entire Potable Water Facility.

3.0      METERING.

         CHEVRON PRODUCTS' Potable Water usage shall be measured by a meter located on the 3 inch water line by which Potable Water is provided to CHEVRON PRODUCTS.

         WARREN LP shall inspect, test, and calibrate such meter at least once per year, as agreed by the parties, and any inaccuracy disclosed by such test shall be promptly corrected. Either Party shall have the right to have the meter tested at any time at its expense. The Authorized Representative of each Party shall be afforded a reasonable opportunity to be present at all meter inspections and tests. If at any time a meter device is found inaccurate by more than 1%, an adjustment shall be made to compensate for the effect of such inaccuracy on any unpaid invoice.

         If at any time the meter should fail to register or its registration should be so erratic as to be meaningless, the quantities such meter was intended to record shall be determined based on the previous representative monthly average usage per day.

4.0      RATES.

         WARREN LP shall read the CHEVRON PRODUCTS meter on a monthly basis and shall bill CHEVRON PRODUCTS for the amount of water used by CHEVRON PRODUCTS at the same rate that WARREN LP is billed by the City of Houston.

                                    EXHIBIT 7
                              NATURAL GAS SERVICES


1.0 DEFINITIONS. The terms used in this exhibit shall have the following meanings:


         1.1 "Natural Gas" shall mean natural gas supplied by WARREN LP to CHEVRON PRODUCTS to heat the shop and office facilities at the Terminal.

         1.2 "Natural Gas Facility" shall mean facilities used to distribute Natural Gas to the Terminal.

2.0      SCOPE OF SERVICES.

         2.1 WARREN LP agrees to supply the Terminal's requirements of Natural Gas for the term of this agreement.

         2.2 WARREN LP shall be responsible for the operation and maintenance of the entire Natural Gas Facility.

3.0      METERING.

         CHEVRON PRODUCTS' Natural Gas usage shall be measured by a meter located on the one-inch supply line by which WARREN LP supplies gas to CHEVRON PRODUCTS. WARREN LP shall inspect, test, and calibrate such meter at least once per year, as agreed by the parties, and any inaccuracy disclosed by such test shall be promptly corrected. Either Party shall have the right to have the meter tested at any time at its expense. The Authorized Representative of each Party shall be afforded a reasonable opportunity to be present at all meter inspections and tests. If at any time a meter device is found inaccurate by more than 1%, an adjustment shall be made to compensate for the effect of such inaccuracy on any unpaid invoice.

         If at any time the meter should fail to register or its registration should be so erratic as to be meaningless, the quantities such meter was intended to record shall be determined based on the previous representative monthly average usage per day.

4.0      RATES.

         WARREN LP shall read the CHEVRON PRODUCTS meter on a monthly basis and shall bill CHEVRON PRODUCTS for the amount of Natural Gas used by CHEVRON PRODUCTS at WARREN LP's cost.

                                    EXHIBIT 8
                                ELECTRIC SERVICES


1.0 DEFINITIONS. The terms used in this exhibit shall have the following meanings:

         1.1 "Electric Facility" shall mean facilities used to transmit or distribute electricity to the Terminal.

         1.2 "Electric Service" shall mean the supply of Energy by WARREN LP to CHEVRON PRODUCTS at the Terminal under this Agreement.

         1.3 "Energy" shall mean electric energy expressed in kilowatt-hours delivered by WARREN LP to CHEVRON PRODUCTS.

         1.4 "Forced Outage" shall mean any outage that fully or partially curtails the electric output of the Electric Facility, other than an outage caused by a Force Majeure event or scheduled maintenance.

         1.5 "HLP" shall mean Houston Lighting and Power.

         1.6 "KW" shall mean one kilowatt (1000 watts) of electricity.

         1.7 "KWH" shall mean one kilowatt-hour of electricity.

         1.8 "Metering Facility" shall mean that meter located at the power distribution building, and associated equipment necessary for measuring Energy deliveries by WARREN LP to CHEVRON PRODUCTS at the Terminal and for determining CHEVRON PRODUCTS' payments to WARREN LP.


2.0      SCOPE OF SERVICES.

         2.1 WARREN LP shall supply to CHEVRON PRODUCTS and CHEVRON PRODUCTS shall take and pay for the full electrical requirements of the Terminal for the term of this Agreement.

         2.2 WARREN LP shall be responsible for the operation and maintenance of the Electric Facility outside of the Terminal Property.

         2.3 WARREN LP shall provide Energy free of charge to CHEVRON PRODUCTS for CHEVRON PRODUCTS' operation of its tank farm lighting, security lighting, cathodic protection, sewage plant, flare, and lift pump station.

3.0 METERING. WARREN LP shall inspect, test, and calibrate the Metering Facilities at least once per year, as agreed by the parties, and any inaccuracy disclosed by such test shall be promptly corrected. Either Party shall have the right to have the meter tested at any time at its expense. The Authorized Representative of each Party shall be afforded a reasonable opportunity to be present at all meter inspections and tests. If at any time a meter device is found inaccurate by more than 1%, an adjustment shall be made to compensate for the effect of such inaccuracy on any unpaid invoice.

         If at any time the meter should fail to register or its registration should be so erratic as to be meaningless, the quantities such meter was intended to record shall be determined based on the previous representative monthly average usage per day.

4.0 FORCED OUTAGES. In the event of a Forced Outage, WARREN LP shall make all reasonable efforts to restore the full Electric Service to any affected area as soon as reasonably possible.

5.0 RATES. CHEVRON PRODUCTS shall reimburse WARREN LP for the total KWH of Energy measured to CHEVRON PRODUCTS through the CHEVRON PRODUCTS meter at the rate charged to WARREN LP by HLP for such Energy. CHEVRON PRODUCTS shall also reimburse WARREN LP for a percentage of the allocable facility or base charges based on actual consumption.

                                    EXHIBIT 9
                        MOWING AND WEED CONTROL SERVICES



1.0 SCOPE OF SERVICES. WARREN LP shall provide all services necessary to maintain the grounds of the Terminal including, without limitation, mowing the grass on a weekly basis or as seasonably required and performing weed control as seasonably required. CHEVRON PRODUCTS shall be responsible for landscaping in the vicinity of the CHEVRON PRODUCTS office.

2.0      FEES. CHEVRON PRODUCTS shall compensate WARREN LP $13,000 per year.

                                   EXHIBIT 10
                              ROAD REPAIR SERVICES

1.0 SCOPE OF SERVICES. WARREN LP shall maintain and repair that portion of American Petroleum Road between Federal Road and the entrance to the Terminal.

2.0 FEES. CHEVRON PRODUCTS shall reimburse WARREN LP for twenty percent of the direct repair and maintenance costs incurred by WARREN LP.

                                   EXHIBIT 11
                      FENCING AND SECURITY LIGHTS SERVICES

1.0 SCOPE OF SERVICES. WARREN LP shall maintain and promptly repair all fencing throughout and surrounding Warrengas and the Terminal. WARREN LP shall maintain and repair all security lighting throughout the property other than that located at the Terminal.

2.0      FEES. CHEVRON PRODUCTS shall compensate WARREN LP $3,000 per year.

                                   EXHIBIT 12
                            DESCRIPTION OF WARRENGAS

                                   EXHIBIT 13
                           DESCRIPTION OF THE TERMINAL